OCEAN THERMAL ENERGY CORPORATION
Employment Agreement

This Employment Agreement (“Agreement”) is effective January 1, 2011 and is entered into by and between Ocean Thermal Energy Corporation, a Delaware corporation having an office at 800 South Queen Street, Lancaster, Pennsylvania (hereinafter referred to as “Company”), and James D. Greenberg, an individual whose address is [private] (“Executive”).

In consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.             Employment
Company agrees to employ Executive and Executive agrees to enter the employment of the Company upon the terms and subject to the conditions herein provided.

2.             Effective Date
This Agreement is effective immediately upon the date first written above (the “Effective Date”).

3.             Location
Executive’s principal office shall be located in Company’s corporate offices at 800 South Queen Street, Lancaster, Pennsylvania.

4.             Duties and Responsibilities

(a)
The Company hereby agrees that Executive shall serve as Chief Strategy and Marketing Officer of the Company and its subsidiaries, reporting directly to the Company’s Chief Executive Officer and Board of Directors (“Board”). In this capacity, Executive shall be responsible for the daily operation and management of all of the Company’s strategy and marketing affairs and personnel.

(b)
During the term of this Agreement, Executive shall devote substantially full time and attention to the execution of the duties and responsibilities hereunder. Notwithstanding the above, Executive may hold a seat on the board of directors of one or more other companies, engage in passive personal investments and in other business, industry, civic and charitable activities that do not materially conflict with the business affairs of Company or materially interfere with the performance of Executive’s duties and responsibilities hereunder.

5.             Compensation

(a)
Salary. The Company acknowledges the compensation provided to the Executive hereunder is significantly less than would normally be commanded by the Executive or other such executives with similar experience and credentials for these services. Executive shall be paid a base annual salary (“Salary”) of $210,000 payable in bi-weekly installments beginning the Effective Date; provided, however, that in consequence of the Company’s limited immediate available cash resources and as an accommodation thereto (the “Accommodation”), except as otherwise provided herein, Executive shall receive for the period beginning the Effective Date and continuing until the Company’s first financial close on a project with a capital cost of $25 million or more (“Financial Close”), $120,000 per annum. Within five (5) business days of such first Financial Close, the Executive shall be paid the sum of $210,000, as a bonus, plus the difference between the amount that otherwise would have been paid to the Executive absent the Accommodation and the amount received by the Executive pursuant to the Accommodation.

(b)
Salary Adjustment. The Board will review Executive’s compensation on an annual basis and consider whether to increase (but not decrease) the Executive’s Salary. Any increased Salary granted by the Board shall become the new Salary until subsequently increased by the Board.

(c)
Share Award. The Company may make an award of the Company’s Common Stock to the Executive in such number of shares, at such time or times, and subject to such terms and conditions as the Board shall in its sole and absolute discretion determine.

(d)
Options. Immediately upon the Company’s adoption of a stock plan (the “Plan”), as an additional retention incentive, the Company shall issue to Executive a five-year option, including provision for a “cashless exercise,” to purchase seven hundred fifty thousand (750,000) shares of the Company’s Common Stock (the “Option”) pursuant to the terms of the Plan, which Option shall constitute, to the extent allowable under Section 422 of the Internal Revenue Code (the “Code”), an Incentive Stock Option. One-half of the Option shares shall vest one year from the grant date, and twenty-five percent of the Option shares shall vest on the second and third year anniversary dates of the grant date, respectively; provided, however, that all of the Option shares shall vest immediately upon an Exit. The term “Exit,” as used herein, shall mean a Change in Control, as defined in Exhibit A attached hereto, or, any issuance of preferred stock by the Company. The Option will be issued pursuant to the Plan and in accordance with the following terms:

I.	The Option shall not be exercisable after the expiration of five (5) years from the grant date (the “Option Term”).

II.
In the event Executive’s employment is terminated by the Company for any reason other than for Cause, all unvested portions of the Option shall immediately vest and the entire Option will remain valid throughout the Option Term; and

III.
In the event Executive’s employment is voluntarily terminated by Executive all unvested portions of the Option are forfeited and the remaining time to exercise the vested portion of the Option remains valid.

IV.
Notwithstanding any provision in this Section 5(d) to the contrary, the Option will be granted subject to the requirements of Section 422 of the Code, and to the extent that the Option fails to satisfy such provision, the Option will be treated as a stock option that is not an incentive stock option.

6.             Plan Registration
With respect to any Plan under which Executive is granted shares of Company Common Stock, or options to purchase shares of Company Common Stock, at any time when such stock is publicly traded, prior to such time as shares become vested (e.g., in the case of an award of restricted stock) or options granted to Executive under the Plan are first exercisable, if such shares must be registered in order to be sold, the Company shall have registered the interests in the Plan and the shares of Company’s Common Stock reserved thereunder prior to the date on which the shares vest or the options first become exercisable, in accordance with all applicable securities laws.

7.             Bonuses

(a)
Project Bonus. At the time of contract signing by all parties to any energy services agreement; power purchase agreement; build, own, operate and transfer agreement; or other similar or related agreement or agreements, where such agreement, or such agreements in the aggregate, provide for $25 million or more in revenue to the Company, the Company will pay the Executive a cash bonus equal to 100% of the Executive’s Salary in effect at the time of such signing plus 250,000 shares of the Company’s Common Stock.

(b)
Other Bonuses. The Executive will also be entitled to other annual bonuses consisting of cash, stock, restricted stock, options stock appreciation rights (“SARS”) or other forms of awards based upon his performance and Company’s overall achievement of its corporate goals. The types and amounts of such awards, if any, shall be determined solely in the discretion of and upon the recommendation of the Board; provided, however, that the present value of all such awards to the Executive in a year shall be adjusted, as necessary, to equal an amount not less than the present value of all such awards given to the executive employee of the Company receiving the highest present value of all similar awards in a year multiplied by a fraction, the numerator of which shall be the Executive’s Salary for the year and the denominator of which shall be such other executive’s annual base salary for the year.

(c)
Funding Bonus. Within five (5) business days of the successful closing at any time during the period beginning August 1, 2011 and ending June 30, 2012, of any private placement transaction involving funding in exchange for an interest in equity or in debt of the Company, a bonus of 0.5% of the funds raised will be paid to the Executive in cash.

8.             Executive Benefits
During Executive’s employment with the Company:

(a)
Executive will be entitled to four (4) weeks paid vacation time during each twelve-month period, with such vacation accruing until used. Any vacation time not used at the end of the Executive’s employment shall be paid out in cash equivalent based on the Executive’s Salary in effect at the time of the Executive’s termination and shall be paid not later than thirty (30) days thereafter; provided, however, that such amount shall be forfeited in the event that the Executive is terminated for Cause.

(b)
The Company will pay the health care, prescription drug, dental and/or vision insurance premiums for coverage of the Executive, his spouse and dependents under the standard Company plan or plans, if any, in effect from time to time during Executive’s employment with the Company.

(c)
Provided the Company obtains a policy of group life insurance and Executive complies with and satisfies all underwriting and other requirements of the insurer, the Company will pay the life insurance premiums for a term life insurance policy with a death benefit equal to four (4) times the Executive’s Salary in effect at the time the Executive first becomes eligible for such insurance.

(d)	The Company shall provide Executive with a monthly automobile allowance of $750.00, which amount shall be taxable to the Executive.

(e)
Wherever possible, Executive will be entitled to travel First Class, or Business Class if available, for all methods of travel on Company business or at the convenience or request of the Company, on the carrier of his choice. At the request of the Executive, the Company will purchase the tickets on behalf of Executive in advance of such travel. Upon submission to the Company of usual and customary documentation, Executive will be reimbursed within five (5) business days for all reasonable out of pocket expenses that are incurred in connection with job related activities, as well as travel on behalf of the Company. The Executive will be provided with a Company credit card for use in business-related travel and other business expenses, which uses the Executive shall support with appropriate documentation as to their business purpose.

(f)
For each thirty-day period that the Executive is required to spend anywhere other than the Executive’s principal office as set forth in Section 3 hereof, the Company will provide a minimum of two (2) round-trip First Class, or Business Class when available, airfare tickets for Executive and/or Executive’s spouse or dependents to travel between such location and the Executive’s principal office as set forth in Section 3 hereof. The Executive shall be responsible for any income taxes attributable to the provision of airfare tickets, as applicable.

9.             Executive Kidnapping and Medical Evacuation Program(s)
The Company will provide at no cost to Executive, an Executive Kidnapping and Medical Evacuation program(s) and/or insurance policy, under which Executive will be provided coverage subject to such policies, terms, conditions and limitations as the Board shall approve in its sole discretion.

10.           Term of Employment
The term of employment hereunder shall be for a period of five (5) years commencing from the Effective Date (the “Term”). Commencing on the fifth anniversary of the Effective Date and on each successive one (1) year anniversary date thereafter, the term of employment hereunder shall be extended for a period of one (1) year (“Renewal Term”) unless either party gives the other notice of termination at least one hundred (100) days prior to the end of the Term or any Renewal Term. In such event, employment will terminate at the end of the Term or Renewal Term during which such notice was given.

(a)
Termination. Company may terminate Executive’s employment during the Term or any Renewal Term for any reason, but if such termination is for any reason other than for Cause, such termination shall be in accordance with the provisions of Section 12 hereof. If Executive is terminated for Cause, then Executive shall be paid within thirty (30) days of such termination the unpaid portion of Executive’s Salary then earned and due to Executive, and all compensation otherwise payable to Executive, including any and all unvested Plan awards and vested but unexercised Plan awards, under this Agreement shall be forfeited. As used herein, “Cause” means final conviction of a felony.

(b)
Notice. Should the Company terminate Executive’s employment for Cause, no advance notice from the Company will be required, and all of the Executive’s unvested Plan awards and vested Plan awards that have not been exercised as of the date of the termination will be forfeited immediately.

(c)
Shares and Options. Should the Company elect not to renew this Agreement after the Term or any Renewal Term, or should Executive voluntarily terminate his employment, then Executive shall retain the vested portion of any Plan award and the unvested portion will expire immediately upon Executive’s termination of employment. In each such case, all vested Plan awards shall be non-forfeitable and shall retain their original expiration date.

11.           Change in Control
The provision for a Change in Control Payment as described in Exhibit A attached hereto shall be applicable to Executive so long as Executive is employed by Company and thereafter, to the extent provided in such Exhibit A.

12.           Severance
Other than in the case of a timely noticed non-renewal of Executive’s employment hereunder pursuant to Section 10, if Executive’s employment is terminated by Company without Cause for any reason during the Term or Renewal Term, Executive shall be entitled to receive from Company (i) a cash severance payment equal to three times the amount of the Executive’s then applicable Salary, if the termination occurs on or before the third anniversary of the Effective Date, (ii) a cash severance payment equal to the unpaid portion of the Executive’s then applicable Salary for the remainder of the Term or Renewal Term plus an amount equal to twice the Executive’s then applicable Salary, if the termination occurs after the third anniversary of the Effective Date but before the fifth anniversary of the Effective Date, or (iii) a cash severance payment equal to the unpaid portion of the Executive’s then applicable Salary for the remainder of the Term or Renewal Term if the termination occurs after the fifth anniversary of the Effective Date (each, a “Severance Payment”). In the event that the Executive is terminated by Company without cause, then all of Executive’s outstanding Plan awards shall immediately and fully vest. Other than any Change in Control Payment to which Executive may also be entitled in accordance with Section 11; any bonus to which Executive may be entitled under Section 7; or any payment or benefit to which Executive may be entitled under any separate agreement between Executive and the Company, the Company shall have no further obligation to Executive in the event of Executive’s termination by the Company without Cause beyond those obligations described in this Section 12. If the Company fails to make any payment when due under this Section 12, and Executive initiates arbitration pursuant to Section 17 to enforce his rights under this Agreement, and Company is found to have violated this Agreement, then Company shall be obligated to pay Executive, in addition to the Severance Payment and other sums owed under this Agreement, an additional payment (“Enforcement Payment”) equal to the Severance Payment plus the sum of all of the costs incurred by Executive, including attorneys’, fees, to enforce this Agreement. It is explicitly agreed that the Enforcement Payment is a reasonable estimate of the value of time and expense that would be incurred by the Executive to enforce this Agreement and in no case shall be considered a penalty. Any payments due under this Section 12 shall be paid by wire transfer to a bank account specified by Executive no later than three (3) business days after the Executive’s termination, except that the Enforcement Payment shall be due and payable in the same manner to Executive within ten (10) days of the date the Company is found to have violated this Agreement.

13.           Ownership of Information
All documents, drawings, memoranda, notes, records, file correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information pertaining to the business of Company which Executive has developed, utilized or had access to during his employment with Company, are and shall be the sole and exclusive property of Company. Upon termination of Executive’s employment with Company for any reason, Executive shall promptly deliver this property and all copies thereof to Company.

14.           Non-Solicitation
During the term of Executive’s employment and for a period of two (2) years thereafter, Executive will not, directly or indirectly, solicit or contact any employee of Company with a view to inducing or encouraging such employee to leave the employ of Company for the purpose of being hired by Executive or an employer affiliated with Executive. Executive agrees that money damages would not be a sufficient remedy for any breach of this Section 14 by Executive, and that, in addition to all other remedies to which the Company may be entitled, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach or threatened breach. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies that may be available to it, whether at law or in equity, for any breach or threatened breach hereof by Executive, including the recovery of damages. In addition, Executive agrees that the Company shall be entitled to recover from the Executive its reasonable attorneys’ fees incurred in connection with obtaining any relief.

15.           D&O Insurance and Indemnification
As soon as practicable, the Company shall purchase a directors and officers liability insurance policy, the terms of which shall be approved by the Board, and will provide Executive with directors and officers liability insurance necessary to protect Executive from any and all expenses, obligations, liabilities, actions, suits or proceedings that may occur as the result of Executive’s employment by the Company. In addition, if at any time Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer, executive or agent of Company and/or of any of its affiliates, or is or was serving at the request of Company as a director, officer, executive or agent of any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise, Company shall indemnify Executive and hold Executive harmless against expenses (including court costs and reasonable attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and any other liabilities actually and reasonably incurred by Executive in connection with such action, suit or proceeding to the full extent permitted by law. Expenses (including court costs and reasonable attorneys’ fees) incurred by Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, shall be paid by Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding promptly following receipt of Executive’s written claim, including supporting documentation. The indemnification provided under this Section 15 shall apply whether or not the negligence of any party is alleged or proved. Nothing in this Section 15 shall be deemed to provide Executive with a right to indemnification in excess of the authority of the Company to provide indemnification granted by applicable law, and all limitations on indemnification set forth in such law shall be deemed to govern this Section 15.

16.           Miscellaneous

(a)	All payments required to be made by Company hereunder shall be subject to any withholding pursuant to any applicable law or regulation.

(b)	This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, administrators, executors and assigns.

(c)
This Agreement, including any exhibits hereto, contains the entire agreement between the parties concerning the subject matter hereof; any prior or contemporaneous agreements or understandings, oral or written, not contained in this Agreement, are superseded and of no effect; and this Agreement may not be amended or modified except by a writing signed by both parties.

(d)
Should one party waive compliance by the other party to any term or provision of this Agreement, such waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

(e)
Any notice given hereunder shall be in writing and shall be deemed given when actually received or two (2) business days after tender to an overnight courier with a national reputation, duly addressed to the party concerned at the address specified in the preamble of this Agreement or such other address as a party shall provide in writing from time to time to the other party.

(f)
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.

17.           Applicable Law
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that federal laws supersede such laws, without regard to principles regarding conflicts of laws. Executive and Company agree that if any claim, action, dispute or controversy of any kind arises out of or relates to this Agreement or concerns any aspect of performance by any party under the terms of this Agreement, other than as may be enforced by way of injunctive relief pursuant to Section 14, prior to seeking any other remedies, the aggrieved party shall give written notice to the other party describing the disputed issue. Within ten (10) business days after the receipt of such a notice the parties shall attempt to resolve the dispute amicably through direct good faith negotiation. If the parties cannot so resolve the matter, the parties shall apply to the American Arbitration Association (“AAA”) for a single arbitrator to be appointed to arbitrate the dispute in accordance with the AAA rules applicable to employment disputes. Arbitration shall take place in Lancaster, Pennsylvania. The decision of the AAA arbitrator shall be final and binding on all parties. The parties agree not to litigate the matter except to the extent necessary to enforce the arbitration award. The costs and expenses of any litigation to enforce the arbitration award shall be borne by the non-prevailing party. Executive and Company hereby acknowledge that they are waiving their rights to a jury trial with respect to any matter within the scope of this Section 17. In addition, to the extent that this Agreement permits any matter to be litigated, Executive and Company irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania or, if such court has no jurisdiction in the matter, then to the jurisdiction and venue of the Court of Common Pleas for Lancaster County, Pennsylvania, and each hereby waives any and all objections to jurisdiction or venue that Company or Executive may have under the laws of Pennsylvania or of the United States.

18.           Section 409A Compliance
This Agreement shall be interpreted and performed so as to comply with any applicable provisions of Section 409A of the Code (“Section 409A”) and the regulations and official guidance issued pursuant thereto such as will avoid any inclusion of income by Executive under Section 409A of any payment or benefit under this Agreement or under any arrangement required to be aggregated with this Agreement. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Any payments that are due within the “short term deferral period” as defined in Section 409A or that are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section. For purposes of this Agreement, a termination of employment with the Company shall mean a “separation from service” as defined in Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is at such time a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees to be bound, such portion of the payment, compensation or other benefit will not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A) (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date will be paid to Executive in a lump sum on the first payroll date after such New Payment Date, and any remaining payments will be paid on their original schedule.

19.           Excess Parachute Payments

(a)
In the event that the Executive is entitled to payments and/or benefits (i) in connection with Executive's employment with the Company or termination thereof or (ii) from the Company, any person whose actions result in a change of ownership or effective control covered by Section[Missing Graphic Reference]280G[Missing Graphic Reference](b)(2) of the Code, or any person affiliated with the Company or such person as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay to or for the benefit of the Executive at the time specified in subsection (c) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U. S. federal, state, and local income or payroll tax upon the Gross-Up Payment, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b)
Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Section 280G[Missing Graphic Reference](b)(2) of the Code) (the “Accountants”), in accordance with the principles of Section [Missing Graphic Reference]280G[Missing Graphic Reference] of the Code. All fees and expenses of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Executive.

(c)
The Gross-Up Payment calculated pursuant to this Section 19 shall be paid no later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be reasonably determined on or before such day, the Company shall pay to the Executive the amount of the Gross-Up Payment no later than 10 days following the determination of the Gross-Up Payment by the Accountants. Notwithstanding the foregoing, the Gross-Up Payment shall be paid to or for the benefit of the Executive no later than 15 business days prior to the date by which the Executive is required to pay the Excise Tax or any portion of the Gross-Up Payment to any federal, state or local taxing authority, without regard to extensions.

(d)
In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied. However, if agreement cannot be reached, the Company shall decide the appropriate course of action to pursue provided that the action does not adversely impact any issues Executive may have with respect to his tax return, other than the Excise Tax.

(e)
In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(f)
In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

(g)	The Company shall be responsible for all charges of the Accountant.

(h)	The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

20.           Counterparts
This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above.

OCEAN THERMAL ENERGY CORPORATION

Signature: /s/ Jeremy P. Feakins

Printed Name: Jeremy P. Feakins

Title: Chairman & CEO

EXECUTIVE

Signature: /s/ James D. Greenberg

Printed Name: James D. Greenberg

EXHIBIT A

Change in Control

If, within three (3) months following the occurrence of a Change in Control (as defined below), the Executive elects, by written notice to the Company, to terminate his employment with the Company then, in addition to any severance payments due under Executive’s Employment Agreement with the Company, the Company shall pay to the Executive, within 10 days after his termination of employment, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below). If the Executive’s employment is terminated prior to the date he elects to terminate but there is reasonable evidence that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and the Executive’s election to terminate his employment as of the date of the Change in Control. As used herein, the following terms shall mean:

(a)           A “Change in Control” shall be deemed to have occurred upon: (i) the date of acquisition by any one person, or more than one person acting as a group (as defined in Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be deemed to be a Change of Control; (ii) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (iii) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers of assets of the Company of any value to a related person or entity as described in Treasury Regulations Section 1.409A-3(i)(5)(vii)(B) shall not result in a Change in Control. For purposes of (i) and (ii) above, a person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Section 318(a) of the Code.

(b)           “Change in Control Payment” shall mean an amount equal to three (3) times the Executive’s Salary in effect on the date of a Change in Control.